N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO Richard L. Dunn, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida		January 18, 2005

DYCOM INDUSTRIES, INC. APPOINTS CHARLES B. COE AS DIRECTOR

Dycom Industries, Inc. (NYSE: “DY”) announced today the appointment of a new director, Charles B. Coe, a retired former executive with BellSouth Corporation and 28-year veteran of the telecommunications industry. During Mr. Coe’s 15-year tenure at BellSouth, he held various executive positions and was serving as President of BellSouth Network Services at the time of his retirement. Prior to joining BellSouth, Mr. Coe held various management positions with AT&T Communications and American Telesystems Corporation. The appointment, effective January 18, 2005, is for a term extending until Dycom’s next Annual Meeting of Shareholders and fills an existing vacancy on Dycom’s Board. Mr. Coe currently serves on the Board of Directors of Internap Network Services Corporation.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data and video local and wide area networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services. Visit our web site at http://www.dycomind.com for additional corporate information.